Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

AUBURN NATIONAL BANCORPORATION, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (3)

Equity	Common Stock, $0.01 par value	Other (457(c) and 457(h))	350,000 Shares (2)	$22.70	$7,945,000	$153.10 per $1,000,000	$1,216.38

		Total Offering Amount			$7,945,000 (3)		$7,945,000 (3)

		Total Fee Offsets (4)			—		N/A

		Net Fee Due					$1,216.38

Maximum Aggregate

Offering Price

Amount of

Registration Fee

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers any additional shares of Auburn National Bancorporation, Inc. (the “Company” or the “Registrant”) common stock, $0.01 par value per share (“Common Stock”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)

Represents shares that may be issued under the Auburn National Bancorporation, Inc. 2024 Equity and Incentive Compensation Plan, including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of such Plan.

(3)

Determined pursuant to Rule 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on the Nasdaq Global Select Market on December 9, 2024, rounded to the nearest cent.

(4)	The Registrant does not have any fee offsets.